January 28, 2026

Tracy Farr
Via Email

Dear Tracy:

    This letter agreement shall set forth the terms upon which you would transition your employment to Lazard Group LLC (“Lazard”) as a Managing Director and Chief Financial Officer.

1.Position: Managing Director and Chief Financial Officer, effective on February 1, 2026 (the “Effective Date”), subject to (a) your having returned a signed copy of this letter agreement, and (b) your commencement of services as Chief Financial Officer of Lazard on the Effective Date. Your primary location of work shall be in Lazard’s New York office, with it being understood that you will travel as reasonably needed to perform the business affairs of your position.
2.Base Compensation: You will receive a salary at the rate of $750,000 per annum, which will be paid semi-monthly on the business day prior to the 15th and the business day prior to the last day of each month, while you remain employed.
1.Discretionary Bonus: As long as you remain employed by Lazard and have not given notice of resignation on or prior to the date that payments are made, you will be eligible to receive an annual bonus in an amount determined in the sole discretion of the Compensation Committee of the Board of Directors of Lazard, Inc., on the same basis, on the same terms, in the same form, and paid at the same time as other executive officers of Lazard, Inc.
3.Status as “At Will” Employee: At all times, you will be treated as an “at will” employee who can be terminated at any time for any reason or no reason at all. Notwithstanding the foregoing, you agree to provide Lazard with three months’ written notice of your intent to terminate your employment with Lazard.
4.Non Competition; Non Solicitation of Clients and Employees: You agree that while employed by Lazard and thereafter until three months after you leave Lazard for any reason, you shall not, directly or indirectly, on your behalf or on behalf of any other person, firm, corporation, association or other entity, as a Managing Director, employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this agreement, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any financial advisory, investment banking, restructuring, shareholder/investor advisory, private capital/funds advisory, geopolitical advisory, private equity, asset management, wealth/family office management or hedge fund management activity (each, an “Activity”)or (y) owns or controls a significant interest in any entity that engages in any Activity, that in either case, is similar to an Activity in which Lazard or any

Tracy Farr
January 28, 2026

of its affiliates (collectively, the “Firm”) is engaged up to and including your departure date from Lazard (a “Competitive Activity”). You also agree that while employed by Lazard and thereafter until three months after you leave Lazard for any reason, you shall not, directly or indirectly, (i) solicit a Client to transact business with a Competitive Enterprise in respect of a Competitive Activity or to reduce or refrain from doing any business with the Firm, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this agreement, the term “Client” means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or to whom you knew that other individuals associated with the Firm had provided services, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding your termination date or was preparing to make such a presentation or proposal at the time of your termination. In addition, you agree that while employed by Lazard and thereafter until six months after you leave Lazard for any reason, you shall not, directly or indirectly, for yourself or on behalf of any third party at any time in any manner, solicit or otherwise cause any employee, officer or agent of Lazard or any of its affiliates to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to Lazard or any of its affiliates or to terminate his or her relationship, contractual or otherwise, with Lazard or any of its affiliates, other than in response to a general advertisement or public solicitation not directed specifically to employees of Lazard or any of its affiliates. For purposes of this agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.
5.Benefits: You will remain eligible for health and other insurance benefits coverage with Lazard.
6.Withholding: Lazard may withhold from any amounts payable under this agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
7.Integration: You represent and warrant that, in accepting this offer, you are not relying on any representations to you by Lazard regarding this offer of employment or the terms and conditions of your anticipated employment as Chief Financial Officer of Lazard except as expressly set forth in this letter agreement. This letter agreement contains the entire understanding and agreement between you and Lazard concerning the terms and conditions of your employment as Chief Financial Officer of Lazard, and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between you and Lazard regarding your employment as Chief Financial Officer of Lazard. The terms of this letter agreement may not be amended orally. The terms of this letter agreement may only be amended if such an amendment is agreed to in writing and is signed by you and Lazard.

Tracy Farr
January 28, 2026

8.Governing Law; Arbitration: This letter agreement and any claim related directly or indirectly to this letter agreement shall be governed and construed in accordance with the laws of the State of New York (without giving regard to the conflicts of law provisions thereof).  All disputes, controversies and claims arising out of or relating to this letter agreement or any breach or termination or alleged breach or termination of this letter agreement shall be submitted to binding arbitration administered by JAMS in New York before a single arbitrator and pursuant to the rules of JAMS then in effect.
9.Conditions of Offer: This letter constitutes an offer of employment with Lazard on the terms and conditions contained herein. You may accept this offer, and it shall become a binding agreement between us, by returning an executed copy of this letter to Lazard. Subject to the satisfaction of the conditions set forth herein and provided that prior to the Effective Date you have not done anything that would serve as the basis for a termination for cause, your employment under this letter agreement will commence on the Effective Date.
Please do not hesitate to contact me if you have any questions.
    Very truly yours,
    Lazard Group LLC

By: /s/ Christian A. Weideman
Christian A. Weideman
General Counsel

AGREED TO AND ACCEPTED:
/s/ Tracy Farr
Tracy Farr

Date: January 28, 2026